Exhibit to Item 77K

Changes in Registrant's Certifying Accountant

On April 13, 2007, KPMG LLP was dismissed as RiverSource Special Tax-Exempt Series Trust (the "Registrant") principal accountants. The Joint Audit Committee and the Board of Directors of the Registrant approved the dismissal of KPMG LLP on April 12, 2007.

The audit reports of KPMG LLP on the Registrant's financial statements as of and for the fiscal period ended August 31, 2006 and the fiscal years ended June 30, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: KPMG LLP's report on the financial statements of the Registrant as of and for the fiscal period ended August 31, 2006 and the fiscal years ended June 30, 2006 and 2005, contained a separate paragraph stating that "As discussed in Note 8, RiverSource Minnesota Tax-Exempt Fund and RiverSource New York Tax-Exempt Fund have restated the financial statements and the financial highlights as of August 31, 2006 and for the period from July 1, 2006 to August 31, 2006 and for the five-year period ended June 30, 2006." During the Registrant's fiscal period ended August 31, 2006 and the fiscal years ended June 30, 2006 and 2005, and the subsequent interim period through April 13, 2007, there were no (i) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference in connection with their opinions to the subject matter of the disagreement; or
(ii) reportable events pursuant to paragraph (v) of Item 304(a)(1) of Regulation S-K, except that KPMG LLP advised the Registrant of the following material weakness:

The Funds' policies and procedures related to the review and analysis of the relevant terms and conditions of certain transfers of securities were not effective in appropriately determining whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As a result of this material weakness, the statement of assets and liabilities, including the schedules of investments in securities, as of August 31 2006, and the related statements of operations for the two-month period ended August 31, 2006 and year ended June 30, 2006 and the financial highlights for the two-month period ended August 31, 2006 and each of the five years in the period ended June 30, 2006 for each of the RiverSource Minnesota Tax-Exempt Fund and the RiverSource New York Tax-Exempt Fund were restated in order to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense.

The Registrant has requested KPMG LLP to furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter dated October 29, 2007, from KPMG LLP is filed as Exhibit 77Q(1)to this Form N-SAR.

On April 12, 2007, the Board of Directors of the Registrant approved the engagement of Ernst & Young LLP (E&Y) as its independent auditors for the fiscal year ending August 31, 2007 to replace KPMG LLP. During the Registrant's fiscal period ended August 31, 2006 and the fiscal years ended June 30, 2006 and 2005, and the subsequent interim period preceding E&Y's appointment, neither the Registrant nor anyone on behalf of the Registrant consulted with E&Y on any matter regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements, and neither a written report was provided to the Registrant nor oral advice was provided that E&Y concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.